Exhibit 10.29

SUNPOWER

2006 KEY EMPLOYEE BONUS PLAN (KEBP)

Article 1—Plan Objective

1.1	The objective of this Key Employee Bonus Plan is to provide incentives to key employees of the Company based on SunPower key milestone achievement, the individual’s performance against set individual Key Initiatives (KIs), and the company’s PBT and sales performance against Annual Operating Plan (AOP).

Article 2—Effective Date

2.1	This agreement will become effective January 2, 2006 for the plan period of fiscal year 2006. The plan period for fiscal year 2006 covers January 2, 2006 to January 1, 2007.

Article 3—Eligibility for Plan Participation

3.1	Prior to or shortly after the commencement of each Plan Period, members of SunPower Executive Staff will recommend to the President/CEO for approval proposed participants for the plan period and their incentive levels.

3.1.1 Full-time employees with titles of Director/Member of Technical Staff and above are eligible for Plan participation but subject to approval by the President/CEO. Any exception to eligibility based on pay grade criteria must be reviewed and approved by the CEO.

3.2	Participants will be notified of their eligibility at the beginning of each plan period or shortly thereafter.

3.3	Newly hired eligible employees may be added as participants during the plan period. Other key employees who are currently not plan participants may be considered for participation at the beginning of the plan period if eligibility requirements are met.

3.4	Changes to the plan participant list and exceptions require the approval of the President/CEO. Changes in incentive levels for current participants require the approval of the President/CEO. Discontinuation of KEPB participation requires the approval of the President/CEO.

Article 4—Bonus Plans and Calculations

4.1	Each plan participant will be given an incentive level expressed as a percent of Base Salary. This represents the target bonus. There are 4 incentive levels in this program; participation begins at 20% for most entrants into KEPB. The incentive levels are 80% Plan, 50% Plan, 30% Plan and 20% Plan.

4.2	The participant’s actual bonus attainment is determined by the participant’s score from the following factors:

Bonus Plan Factors
a. Total Company PBT performance for 2006 (PBT factor)
b. Total Company sales performance for 2006 (sales factor)
c. Company quarterly milestone achievement
d. Performance against individual Key Initiatives (KI)

4.3	The weight assigned to each of the plan factors depends on the participant’s bonus plan, as listed below:

Plan Factors	80% Plan	50% Plan	30% Plan	20% Plan
Total SUNPOWER 2006 PBT (PBT factor)	25%	20%	20%	10%
Total SUNPOWER 2006 Sales (Sales factor)	25%	20%	20%	10%
Quarterly Company Milestone (Milestone factor) and Individual KIs	50%	60%	60%	80%
Total Plan Factors Weights	100%	100%	100%	100%

4.4	PBT Factor: Scoring for the PBT factor will be dependent on SunPower performance against the 2006 plan. The zero point for PBT is determined by the executive staff and approved by the Compensation Committee of the Board at the beginning of the Plan period. The zero point yields no bonus payment. PBT performance at 100% point of the plan yields 100% payment. PBT performance between the zero point and the 100% point of the plan is pro-rated.

PBT TARGET	PAYMENT
$0M	= 0
Between $0M - $24.9M	= Pro-Rated
>$24.9M (100%)	= 100% Paid

4.5	Product Sales Factor: Scoring for the sales factor will be dependent on SunPower’ performance against the 2006 plan. The zero point for Sales is determined by the executive staff and approved by the Compensation Committee of the Board at the beginning of the Plan period. The zero point yields a sales factor of zero. Sales at 100% of plan yields a sales factor of 1.0. Sales performance between the zero point and the 100% point of the plan is ratably scored between 0 and 1.0. Sales greater than 100% of the 2006 plan yields a sales factor greater than 1.0, equal to actual total sales divided by plan sales, with no maximum. The graph below depicts the sales factor at different sales levels. The 2006 Plan Sales for KEBP-purposes is $207.7M. Sales factor is zero if 2006 sales are lower than $186.9M.

PRODUCT SALES	FACTOR
< $186.9(90%) of Plan	= 0
Between $186.9M and $207.7M	= (Actual Sales-$186.9M) / ($207.7- $186.9M)
>$207.7M (100%)	= Actual Sales/$207.7M

4.6	Milestone Factor: Scoring for the milestone factor will be dependent on SunPower performance on quarterly company milestones, as approved by the Board of Directors. The zero point yields a milestone factor of zero. Milestone points at 80 percent and above, yield a milestone factor equivalent to the percentage of points scored. Milestone performance between the 51 percent and 79 percent of points is calculated by taking the percentage of points achieved divided by 2. The table below depicts the milestone factor at different point levels.

MILESTONE SCORE	FACTOR
< 50% of points	= 0
Between 51% and 79% points	= Actual Percentage of Points / 2
>80% points	= Actual Percentage of Points

4.7	In the event of an acquisition or major restructuring, the Plan Sales and Milestone figures will be adjusted accordingly. Any change in this measurement is subject to approval by the Board.

4.8	The overall bonus calculation shall be as follows for the different bonus plans, where:

B = base salary	P = PBT factor
S = sales factor	KI = score per quarter
M = milestone factor

Sales and Cash Flow portions of the bonus:

80% KEBP = B x 80% x ((S x 25%) + (P x 25%))

50% KEBP = B x 50% x ((S x 20%) + (P x 20%))

30% KEBP = B x 30% x ((S x 20%) + (P x 20%))

20% KEBP = B x 20% x ((S x 10%) + (P x 10%))

Milestone and KI portion of the bonus (calculated quarterly):

80% KEBP = B x 80% x (((M x 50%) x KI) /4)

50% KEBP = B x 50% x (((M x 60%) x KI) /4)

30% KEBP = B x 30% x (((M x 60%) x KI) /4)

20% KEBP = B x 20% x (((M x 80%) x KI) /4)

Article 5—Bonus Plan Terms

5.1	Milestone and KI Portion of the Bonus.

5.1.1 The KI Portion of the KEBP pays out only when the following trigger is met.

IF PBT is If PBT Is	Bonus Is
> Plan	PAID

5.1.2 Plan payout calculation for the milestone and KI portion of the bonus will be based on the plan participant’s base salary at the end of the quarter being measured and not the base salary at the time the milestone and KI portion of the bonus is paid.

5.1.3 For participants added to the KEBP program during the plan year, eligibility for the KI portion of the bonus shall commence at the beginning of the immediately following quarter and will be rated in full quarter basis only. This condition applies to new hires that are offered KEBP participation as part of the employment offer.

5.1.4 In the event a participant’s incentive level is changed during the quarter (i.e. movement from 20% incentive level to 30%), the new incentive level will be effective at the beginning of the immediately following quarter. The participant’s KI payout for the current quarter shall be based on the incentive level in effect at the beginning of that quarter.

5.2	PBT and Sales Portions of the KEBP pays out only when the following trigger is met.

IF PBT is If PBT Is	AND Sales is	Bonus Is
>0M	> $186.9M	PAID

5.2.1 Plan payout calculation for the PBT and Sales portions of the bonus will be based on the plan participant’s base salary at the end of the plan period and not the base salary at the time the PBT and Sales portions of the bonus are paid.

5.2.2 For participants added to the KEBP program during the plan period, eligibility for the PBT and Sales portions of the bonus shall commence at the beginning of the immediately following month and calculation will be prorated for the number of months they participated in the plan. This condition applies to new hires that are offered KEBP participation as part of the employment offer.

5.1.3 In the event a participant’s incentive level is changed during the plan period, (i.e. movement from 20% incentive level to 30%), as a result of a promotion, demotion or significant change in responsibility, the PBT and Sales portions of the bonus shall be calculated based on the participant’s incentive level at the end of the plan period.

Article 6—KI Achievement

6.1	KI attainment for the completed quarter and proposed KI for the next quarter are reviewed at the end of each quarter no later than the third Friday of the first month of the quarter.

6.2	In setting KIs, a 0% threshold must be defined for each KI. This threshold, which could be timing and/or deliverable-based, is a point at which a KI score starts to be earned. If a participant does not reach/complete the minimum threshold, the KI will be scored 0% (zero). Progress beyond the threshold earns the participant a pro-rated score up to 110%. The score for a particular KI item cannot exceed 110%. Scoring greater than 100% for a KI item is usually limited to numeric or quantitative goals.

6.3	The CEOs quarterly KI score is the actual company quarterly milestones achievement.

Article 7—Payment of Bonus Earned

7.1	Bonus payments are made in two separate processes:

7.1.1 At the end of the plan period, the CEO will present the calculated bonus for PBT and Sales to the Compensation Committee of the Board for their approval.

7.1.2 At the end of each quarter, the actual milestone achievement for the company and the actual KI achievement for each individual will be calculated. If the PBT trigger is satisfied, the milestone and KI payments are made quarterly within 30 days of the end of each quarter.

7.2	The PBT and Sales payments are made as follows:

50% of bonus earned at the end of the plan period will be paid 6 months after the end of the plan period (Tentatively July 2, 2007).

50% of bonus earned will be paid 6 months after the first installment. (Tentatively January 2, 2008).

7.3	Actual bonuses for each participant will be calculated using the formulas in para 4.8.

Article 8—Eligibility for Payment

8.1	To be eligible for any portion of the bonus payment, the participant must be employed by the company at the scheduled payment date. A participant who terminates employment prior to the payment date will forfeit the bonus including all future payment schedules, except as otherwise provided in this article.

8.2	Disability: If a participant is unable to perform the essential functions of his or her job with or without a reasonable accommodation and is eligible to receive disability benefits under the standards used by the company’s disability benefit plan, the participant will receive a bonus calculated as follows: for the portion based on KI completion, the quarter in which the disability begins will be considered a completed quarter and the KI portion of the bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases. For the portion of the bonus based on PBT and Sales, the number of days the employee worked in the plan period will be used to pro-rate the amount which will be paid at the end of the plan period.

8.3	Retirement: If a participant retires, i.e. permanent termination of employment with the company in accordance with the company’s retirement policies, the participant will receive a bonus calculated as follows: for the portion based on KI completion, the quarter in which the retirement begins will be considered a completed quarter and the KI portion of the bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases. For the portion of the bonus based on PBT and Sales, the number of days the employee worked in the plan period will be used to pro-rate the amount which will be paid at the end of the plan period.

8.4	Death: If a participant dies, awards will be paid to the beneficiary designated by the participant, otherwise, to the persons entitled thereto as determined by a court of competent jurisdiction. The bonus will be calculated as follows: for the portion based on KI completion, the quarter in which death occurred will be considered a completed quarter and the KI portion of the bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases. For the portion of the bonus based on PBT and Sales, the number of days the employee worked in the plan period will be used to pro-rate the amount which will be paid at the end of the plan period.

8.5	Lay-off: If a participant is terminated by lay-off during the plan period, no bonus will be awarded for the PBT and Sales portion of the bonus. The calculation for the KI portion of the bonus will be: the quarter in which the lay-off occurred will be considered a completed quarter and the KI portion of the bonus for that quarter will be paid as though KI attainment was 100%. Thereafter, quarterly participation ceases. If a participant is terminated by lay-off after the plan period but prior to a scheduled bonus payment, it will be at the discretion of the CEO to pay the bonus.

8.6	No bonus will be paid to employees who are terminated for cause.

8.7	All qualified bonus payments including future scheduled payments pursuant to para 8.2, 8.3, and 8.4 will be paid in lump-sum.

8.8	The CEO reserves the right to reduce the bonus award of a participant on a pro-rata basis to reflect a participant’s leave of absence during the plan period.

Article 9—Miscellaneous

9.1	Unless as defined in article 8.4, no right or interest in this plan is transferable or assignable except by will or laws of descent and distribution.

9.2	Participation in this plan does not guarantee any right to continued employment with the Company.

9.3	Participation in the plan in a particular plan period is not a guarantee to participate in subsequent plan periods.

9.4	Management reserves the right to discontinue participation of any participant in this plan, at any time, and for whatever reasons.
9.5	This plan is unfunded and the company does not intend to set up a sinking fund. Consequently, payments arising out of bonus earned shall be paid out of the company’s general assets. Accounts recognized by the company for book purposes is not an indication of funds set aside for payment. Plan participants are considered as general creditors of the company and the obligation of the company is purely contractual and is not secured by any particular company asset.

9.6	The provision of this plan shall not limit the CEO and the Compensation Committee of the Board of Directors to modify said plan, or adopt such other plans on matters of compensation, bonus or incentive, which in its own judgment it deems proper, at any time.

9.7	This agreement is construed to be in accordance with the laws of the State of Delaware.